Exhibit 3.6

State of Delaware Secretary of State Division of Corporations Delivered 11:00 AM 06/16/2022 FILED 11:00 AM 06/16/2022 SR 20222743552 - File Number 3239208

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF IVANHOE ELECTRIC INC.

IVANHOE ELECTRIC, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: The name of the Corporation is Ivanhoe Electric Inc. (the "Corporation")

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 14, 2020 and a Certificate of Amendment was filed with the Secretary of State of the State of Delaware on April 29, 2021.

THIRD: The Board of Directors (the "Board") of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation, as amended (the "Certificate of Incorporation"), as follows:

Article Four of the Certificate of Incorporation, as presently in effect, of the Corporation is hereby amended to add the following at the end thereof:

"Effective at 11:00 AM Eastern time, on the date of filing of this Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Effective Time"), the shares of the Corporation's Common Stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time, without any action on the part of the respective holders thereof, shall be combined into a smaller number of shares such that each three (3) shares of issued and outstanding Common Stock immediately prior to the Effective Time are combined into one (1) validly issued, fully paid and nonassessable share of Common Stock, par value $0.0001 per share. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the combination, following the Effective Time (after taking into account all fractional shares of Common Stock otherwise issuable to such holder), shall be entitled to receive a cash payment equal to the fraction to which such holder would otherwise be entitled multiplied by the fair value of the Common Stock on the date of the Effective Time, as determined by the Board of Directors.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time), provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate (or book-entry in favor of a stockholder of record) evidencing and representing the number of whole shares of Common stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined."

FOURTH: Thereafter, pursuant to a resolution by the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval in accordance with the provisions of Section 211 and 242 of the DGCL. Accordingly, said proposed amendment has been adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, IVANHOE ELECTRIC INC. has caused this Certificate of Amendment to be signed by its duly authorized officer this 16th day of June, 2022.

IVANHOE ELECTRIC INC.

/s/ Robert Friedland
Name:	Robert Friedland
Title	CEO